Exhibit 99.1

Aradigm Announces Second Quarter 2014 Financial Results

NASDAQ listing achieved upon completion of reverse split

Hayward, CA – August 7, 2014 – Aradigm Corporation (Nasdaq:ARDM) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2014.

Total revenue was $12.2 million for the second quarter of 2014, compared with $0.2 million in revenue for the second quarter of 2013. The increase in revenue was due to the recognition of revenue from the Grifols collaboration arrangement as the Company is being reimbursed for Pulmaquin® project-related costs, as well as the revenue recognized from work being conducted under NIH grants.

Total operating expenses for the second quarter of 2014 were $13.6 million, compared with total operating expenses of $2.5 million for the second quarter of 2013. The increase in operating expenses was primarily due to higher R&D expenses from Pulmaquin Phase III clinical trials which resulted in higher costs in contract manufacturing and testing as well as higher clinical trial expenses.

As of June 30, 2014, cash and cash equivalents totaled $50.3 million.

Recent Highlights

•	May 2014 - U.S. Food and Drug Administration (FDA) has designated the Company’s lead inhaled antibiotic candidate, Pulmaquin, as a Qualified Infectious Disease Product (QIDP). The QIDP designation, granted for treatment of non-cystic fibrosis bronchiectasis (non-CF BE) patients with chronic lung infections with Pseudomonas aeruginosa, will make Pulmaquin eligible to benefit from certain incentives for the development of new antibiotics provided under the Generating Antibiotic Incentives Now Act (GAIN Act). These incentives include priority review and eligibility for fast-track status.

•	June 2014 - The Company received the $5 million milestone payment from Grifols S.A. for enrolling and dosing of the first patient in the ORBIT-3 (Once-daily Respiratory Bronchiectasis Inhalation Treatment) Phase III pivotal clinical trial of Pulmaquin for the treatment of non-CF BE.

•	June 2014 - Aradigm common shares began trading on the NASDAQ Capital Market under the ticker symbol “ARDM.”

•	June 2014 – Announced the dosing of the first patient in the ORBIT-4 Phase III pivotal clinical trial. ORBIT-4 is the second of the two Phase III pivotal clinical trials Aradigm is conducting with Pulmaquin in non-CF BE. The Company announced the dosing of the first patient in the ORBIT-3 clinical trial in April 2014.

“We are very pleased that the FDA has recognized Pulmaquin as being a potentially valuable antibacterial drug to treat serious or life-threatening infections with Pseudomonas aerugnosa in patients with non-CF bronchiectasis – the condition currently being investigated in our two Phase III clinical trials. Pseudomonas aeruginosa are a significant risk factor in cystic fibrosis and COPD patients, too. We have encouraging preclinical data also with our liposomal inhaled antibiotic in several other serious infections including non-TB mycobacteria and agents that pose a potential bioterrorism threat,” said Igor Gonda, Aradigm’s Chief Executive Officer.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. Aradigm has product candidates addressing the treatment of non-CF BE, cystic fibrosis and prevention of respiratory and other diseases in tobacco smokers through smoking cessation. Aradigm is also developing Pulmaquin and a liposomal ciprofloxacin formulation as potential medications for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, Q fever and inhaled anthrax.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin for cystic fibrosis (CF) in the U.S. and the E.U., and liposomal ciprofloxacin and ciprofloxacin for inhalation for the management of bronchiectasis in the U.S.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues	$12,245	$248	$18,876	$527

Operating expenses:
Research and development	11,656	1,423	17,452	3,407
General and administrative	1,931	1,118	3,582	2,338
Restructuring and asset impairment	5	7	11	14

Total operating expenses	13,592	2,548	21,045	5,759

Loss from operations	(1,347)	(2,300)	(2,169)	(5,232)
Interest income	1	1	3	3
Interest expense	—	(407)	(288)	(801)
Other expense	(12)	(4)	(13)	(5)
Gain on assignment of royalty interests	—	—	5,823	—
Gain from extinguishment of debt	—	—	3,041	—

Net loss	$(1,358)	$(2,710)	$6,397	$(6,035)
Change in unrealized gains (losses) on available-for-sale securities	—	—	—	—
Comprehensive income (loss)	$(1,358)	$(2,710)	$6,397	$(6,035)

Basic net income (loss) per common share	$(0.09)	$(0.43)	$0.44	$(0.96)

Diluted net income (loss) per common share	$(0.09)	$(0.43)	$0.43	$(0.96)
Shares used in computing basic net income (loss) per common share	14,697	6,260	14,683	6,255

Shares used in computing diluted net income (loss) per common share	14,697	6,260	14,717	6,255

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$50,290	$48,131
Restricted cash	250	—
Receivables	1,068	92
Prepaid and other current assets	975	1,448

Total current assets	52,583	49,671
Property and equipment, net	539	400
Other assets	2,960	353

Total assets	$56,082	$50,424

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,979	619
Accrued clinical and cost of other studies	1,717	1,831
Accrued compensation	962	198
Deferred revenue	438	4,379
Facility lease exit obligation	180	168
Other accrued liabilities	173	82

Total current liabilities	7,449	7,277
Deferred rent	120	132
Facility lease exit obligation, non-current	210	297
Deferred revenue, long term	7,816	—
Note payable, net of discount and accrued interest	—	9,035
Shareholders’ equity	40,487	33,683

Total liabilities and shareholders’ equity	$56,082	$50,424

*	The balance sheet at December 31, 2013 has been derived from the audited financial statements at that date.

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